EXHIBIT 99.1

FROM:	MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (412) 559-8154
Investor Relations Contact: Chris Hepler - (412) 225-3717

MSA Safety Announces the Retirement of John T. Ryan III, Director

PITTSBURGH, February 22, 2024 – MSA Safety Incorporated (NYSE: MSA), the global leader in the development of advanced safety products and solutions that help to protect people and facility infrastructures, today announced that John T. Ryan III, Director, has informed the Board of Directors that he has decided not to seek re-election at the end of his term and will instead retire from the Board when his term ends at the company’s annual meeting of shareholders this May.
Mr. Ryan is the grandson of company co-founder John T. Ryan Sr. He also is the son of the late John T. Ryan Jr., who served as MSA Chairman from 1963 to 1990. Born and raised in Pittsburgh, Pa., Mr. Ryan has dedicated his professional life to advancing the mission of MSA – “That men and women may work in safety, and that they, their families and their communities may live in health throughout the world.”
Upon graduating magna cum laude from the University of Notre Dame, Mr. Ryan served as an officer in the U.S. Army in Military Intelligence. After earning an M.B.A. degree from Harvard University, Mr. Ryan joined MSA in 1969. From 1974 to 1986, he served in the company's International segment, responsible for operations in South America, Asia and the Middle East. He held the role of Executive Vice President from 1986 to 1990, responsible for all of MSA’s U.S. operations. He was elected President of MSA in 1990, and in 1991, assumed the additional responsibilities of Chairman and Chief Executive Officer.
Mr. Ryan III served as Chairman and CEO of MSA until his retirement from the company in 2008. Following his retirement, he remained the Non-Executive Chairman of the Board until May 2015, after which he continued service as a Director. Mr. Ryan has served as a Director of MSA since 1981.
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Nish Vartanian, MSA Chairman and CEO, commented, “When I think of MSA, I think of John and the legacy he has helped to build and preserve over a remarkable 55-years of continuous service to the company. His dedication to our mission, his commitment to managing with integrity, and his care for all MSA associates – past, present, and future – were all tremendous influences on my own career. Through the years, he has served as an important mentor to me, and I know he has to many other past and present leaders of MSA.”
Mr. Vartanian continued, “In leading MSA, John oversaw the continuation and enhancement of the company’s position as a respected global leader in the development and manufacturing of products and solutions that help safeguard workers and facilities. Most of all, he set an example for all MSA associates to follow by doing those things with a steadfast commitment to integrity. His leadership philosophy always recognized the importance of all company stakeholders, and his vision was to improve society through actions driven by longstanding core values. In many respects, John was a Corporate Social Responsibility-focused leader long before that term was established,” Mr. Vartanian said.
Reflecting on his career, Mr. Ryan commented, “I believe every person is put on this earth for a purpose. For me, I have always felt my vocation in my business life is to do whatever I could to ensure the success and continuity of the MSA business and its mission to protect people at work and in harm’s way around the world.”
He continued, “While I will no longer serve the company in an official capacity, my interest in the company, as a retired employee and shareholder, will not diminish. I would like to comment that these recent 16 years for myself and the company have been greatly enhanced by the excellent leadership we have had from my successors Bill Lambert and Nish Vartanian. I am also excited to see Steve Blanco moving into the role of CEO in May of this year. Steve has a very strong understanding of the company’s mission and has demonstrated the necessary experience and leadership skills during an already successful career at MSA. I have long respected his work and I am confident he will do a great job leading MSA Safety into the future.”
Bob Bruggeworth, the company’s Lead Independent Director, said, “John’s contributions to the Board will be missed. His strong business acumen, commitment to the company’s mission and values, and his deep understanding of corporate governance were of continued value to the Board. We wish John the best in his retirement and congratulate him on his tremendous success throughout a long and distinguished career.”
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In addition to his MSA experiences, Mr. Ryan is a past member of the Executive Committee of the Allegheny Conference on Community Development (a position in which he and his father sequentially served for 60 years) and a past Chairman of the Board of Directors of the International Safety Equipment Association. He has been a member of the Council on Foreign Relations for 43 years and serves as a member of the Advisory Council of Business at the University of Notre Dame and as a trustee of the Extra Mile Foundation that supports inner-city Catholic schools in Pittsburgh.
Mr. Ryan and his wife Catharine have three children, four grandchildren and two great-grandchildren and have lived in their home in Pittsburgh for over 54 years.

About MSA Safety

MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2023 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSAsafety.com.

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